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                                                                   Exhibit (h.3)

                      AMENDMENT TO ADMINISTRATION AGREEMENT

         AMENDMENT TO ADMINISTRATION AGREEMENT, effective as of May 21, 2002, by and among iSHARES TRUST, a business trust established under the laws of the state of Delaware (the "Fund"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

         WHEREAS, the Fund and Bank entered into an Administration Agreement dated April 25, 2000, as amended from time to time (the "Administration Agreement"); and

         WHEREAS, the Fund and Bank desire to amend the Administration Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

         1.     Amendments.

         (a) Paragraph (a) of Section 3 of the Administration Agreement is hereby amended by deleting such paragraph (a) in its entirety and inserting in lieu thereof the following:

         "(a) Subject to the supervision and direction of the Board of Directors of the Fund, the Bank, as Administrator, will conduct various aspects of the Fund's administrative operations and undertakes to perform the services described in Appendix B hereto. The Fund hereby represents that the sale of Fund shares are not subject to Blue Sky laws and the Bank shall not be responsible for any registration, tracking or other functions related to the Blue Sky laws of any state. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties."

         (b) Paragraph (a) of Section 5 of the Administration Agreement is hereby amended by deleting such paragraph (a) in its entirety and by inserting in lieu thereof, the following:

         "Fees and Expenses of the Bank. For the services rendered by the Bank hereunder, the Fund will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund will also pay or reimburse the Bank from time to time for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein. The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

         (c) Appendix C to the Agreement is deleted in its entirety and reserved.

         (d) The lead in paragraph of Section 7.1 of the Administration Agreement is hereby amended by deleting such paragraph in its entirety and by inserting in lieu thereof, the following:

         "This Agreement shall remain in effect until May 21, 2005 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms

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         (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be."

         2.     Miscellaneous.
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         a)     Except as amended hereby, the Administration Agreement shall remain in full force and effect.

         b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.

iSHARES TRUST                               INVESTORS BANK & TRUST COMPANY

By:  /s/ Michael Latham                     By:    /s/ Andrew M. Nesuet
   -------------------------------             -------------------------------
Name:    Michael Latham                     Name:      Andrew M. Nesuet
     -----------------------------               -----------------------------
Title:   Secretary                          Title:     Managing Director
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